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                                                                Exhibit 99(m)(1)
                             THE MUNDER FUNDS TRUST

                AMENDED AND RESTATED SERVICE PLAN-CLASS A SHARES
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     This Amended and Restated Service Plan for Class A Shares (the "Plan") has
been adopted and is hereby further amended by the Board of Trustees of The Munder Funds Trust (the "Trust") on behalf of each Fund in conformance with Rule 12b-1 under the Investment Company Act of 1940 (the "Act").

     The Trust intends to enter into shareholder servicing agreements ("Agreements") with various service organizations ("Service Organizations") either directly or through the Distributor, pursuant to which the Service Organization will make available or service Class A Shares.

     Section 1. Payments. The Trust is authorized to reimburse its Distributor (or any other person) or to pay directly to a Service Organization for certain expenses that are incurred in connection with the offering and sale of shares of the Class A Shares of each Fund set forth on Schedule A attached hereto or the Trust (all such Class A Shares hereinafter called "Shares" and all such Funds hereinafter called "Funds"). Reimbursements by the Trust under the Plan will be calculated daily and paid monthly up to a rate or rates set from time to time by the Trust's Board of Trustees, provided that no rate set by the Board for any Fund may exceed the annual rate of .25% of the average daily net asset value of Shares of such Fund. For purposes of determining reimbursements payable under the Plan, the net asset value of the outstanding Shares of the Trust's prospectuses and statement of additional information for such Shares.

     Section 2.  Expenses Covered by Plan.  Payments to the Distributor under
Section 1 of the Plan will be used to reimburse the Distributor or to pay directly to a Service Organization for its expenses relating to services intended to result in the sale of the Shares and/or shareholder servicing. Such expenses and services shall initially be limited to payments to one or more securities dealers, financial institutions or other industry professionals, such as investment advisers, accountants and estate planning firms that are not affiliated with the Distributor (severally, a "Shareholder Organization") for distribution assistance and/or support services provided with respect to Shares owned by shareholders for whom the Shareholder Organization is the dealer of record or holder of record, or owned by shareholders with whom the Shareholder Organization has a servicing relationship.

     Payments made by a particular Fund must be for distribution and/or other services rendered for or on behalf of the Shares of such Fund. However, joint distribution financing with respect to Shares of the Funds (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of the Distributor) shall be permitted in accordance with applicable regulations of the Securities and Exchange Commission as in effect from time to time.

     Upon proper authorization by the Trust's Trustees in accordance with Rule 12b-1 under the Act, expenses covered by the Plan may also include other expenses the Distributor (or any other person) may incur in connection with the distribution of the Trust's Shares including, without limitation, expenditures for telephone facilities and in-house telemarketing.

     Section 3. Reports of Distributor. So long as the Plan in effect, the Distributor shall provide to the Trust's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts to be reimbursed to the Distributor under the Plan and the purposes for which such expenditures were made.
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     Section 4.  Approval of Plan.  The Plan will become effective immediately, as to any class of Shares, upon its approval by (a) a majority of the outstanding Shares of such class, and (b) a majority of the board of Trustees, including a majority of the trustees who are not "interested persons" (as defined in the Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

     Section 5. Continuance of the Plan. The Plan shall continue in effect for so long as its continuance is specifically approved at least annually by the Trust's Board of Trustees in the manner described in Section 4.

     Section 6. Amendments. The Plan may be amended at any time by the Board of Trustees provided that (a) any amendment to increase materially the costs which any class of Shares may bear for distribution pursuant to the Plan shall be effective only upon approval by vote of a majority of the outstanding Shares of such class, and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 4 (b) hereof.

     Section 7. Termination. The Plan is terminable, as to any class of Shares, without penalty at any time by (a) a vote of a majority of the Trustees who are not "interested persons" (as defined in the Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, or (b) a vote of a majority of the outstanding Shares of such class.

     Section 8. Selection/Nomination of Trustees. While this Plan is in effect, the selection and nomination of those Trustees who are not "interested persons" (as defined in the Act) of the Trust shall be committed to the discretion of such non-interested Trustees.

     Section 9. Limitation of Liability. The names "The Munder Funds Trust" and "Trustees of The Munder Funds Trust" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated August 30, 1989, as amended which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Munder Funds" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are not made individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, officers representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

     Section 10. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.


Adopted:                 July 28, 1992
Amended and Restated:    January 21, 1994
Amended and Restated:    August 3, 1999
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                                   Schedule A
                                   ----------

Growth & Income Fund
Small Company Growth Fund
International Equity Fund
Balanced Fund
Bond Fund
U.S. Government Income Fund
Intermediate Bond Fund
Tax-Free Bond Fund
Tax-Free Short-Intermediate Bond Fund
Michigan Tax-Free Bond Fund
Index 500 Fund